EXHIBIT 99.1

[LOGO OF MICRO THERAPEUTICS, INC.]

Contacts:	Harold A. Hurwitz
Micro Therapeutics, Inc.
949/837-3700

Rob Whetstone/Robert Jaffe
PondelWilkinson MS&L
323/866-6060

MICRO THERAPEUTICS REPORTS 2003 SECOND QUARTER

FINANCIAL RESULTS

Recent Highlights:

•	Revenues increase to record $5.6 million in 2003 second quarter
•	FDA panel recommends Onyx® for approval in treating AVMs
•	Sapphire® coil line cleared for marketing by FDA

– Conference Call Scheduled Today at 8 a.m. PDT;

Simultaneous Webcast at www.companyboardroom.com –

Irvine, Calif. – August 7, 2003 – Micro Therapeutics, Inc. (MTI) (Nasdaq:MTIX) today reported financial results for the second quarter and six months ended June 30, 2003.

For the second quarter, net sales of $5.6 million represented a 69% increase over the prior year second quarter sales of $3.3 million. For the six months ended June 30, 2003, net sales rose 80% to $10.7 million from $6.0 million in the first six months of 2002.

Tom Wilder, MTI’s president and chief executive officer, said, “We are very pleased to report these record revenue results, which follow recent clearance by the FDA to market our Sapphire line of embolic coils and this week’s favorable FDA panel recommendation regarding the use of Onyx in treating arteriovenous malformations, an important step on the path toward product approval. These are critical milestones in our efforts to develop and market a broad portfolio of interventional products for the neurovascular specialist.”

In the 2003 second quarter, gross margin improved to 63%, compared to 59% in the second quarter of 2002. For the six months ended June 30, 2003, gross margin improved to 63% from 58% in the corresponding 2002 period.

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Micro Therapeutics, Inc.

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Research and development expenses, which include clinical and regulatory costs, increased 55% in the second quarter to $5.3 million, compared to $3.4 million for the second quarter in the prior year. Research and development expenses for the six months ended June 30, 2003 increased 75% to $9.9 million, from $5.7 million in the corresponding period in 2002. These increases primarily reflect the activity associated with the U.S. clinical trials for Onyx, including efforts related to the company’s current Pre Market Approval (PMA) application for the use of Onyx in treating brain arteriovenous malformations (AVMs). Also contributing to the increase were new product development activities and amortization of the value of acquired technology in connection with the Dendron acquisition.

Selling, general and administrative expenses increased 32% in the 2003 second quarter to $6.4 million, from $4.8 million in the corresponding quarter of 2002, and increased 48% for the six months ended June 30, 2003 to $11.6 million, from $7.9 million for the corresponding period in 2002. These increases were due primarily to increased costs associated with the maintenance and protection of intellectual property, and to increased distribution fees paid to ev3 International, commensurate with the increased sales volume in Europe.

Stock issuance expenses in 2003 consist of an additional payment, amounting to $600,000, that became due to the investors in the private placement of the company’s common stock, completed in February 2003, based on the period subsequent to March 31, 2003 during which the stock sold in the private placement was unregistered. The stock became registered on May 9, 2003. On July 25, 2003, the investors agreed to receive additional shares of the company’s common stock in lieu of a cash payment, at an agreed-upon value of $4.48 per share, the average closing price of the company’s common stock for the 30 trading days ended July 25, 2003.

Net loss for the quarter was $1.8 million, or $0.05 per diluted share, compared with net income of $1.3 million, or $0.06 per share, in the 2002 second quarter. Results in the 2003 second quarter reflect a $7.0 million gain recognized from receipt of the second and final contingent payment in connection with the sale of Enteric Medical Technologies, a company in which MTI held an ownership interest, to Boston Scientific. In the 2002 second quarter, MTI recognized a $7.4 million gain from receipt of the initial payment in connection with the Enteric Medical transaction. Per share calculations in the 2003 second quarter were based on 34.8 million weighted average shares outstanding, reflecting shares issued in a financing completed in February 2003, compared with 20.5 million weighted average shares outstanding in the 2002 second quarter.

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Micro Therapeutics, Inc.

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Net loss for the six months ended June 30, 2003 was $806,000, or $0.03 per share, compared with a net loss of $2.3 million, or $0.11 per share, in the comparable period of 2002. Results for the 2003 six-month period reflect a $14.7 million gain, resulting from the receipt of the first contingent payment of $7.7 million in February 2003 from the Enteric Medical transaction, and the receipt of the $7.0 million second contingent payment in June 2003. Results for the corresponding period in 2002 reflect a $7.4 million gain from the initial payment in connection with the sale of the Enteric Medical Technologies. Per share calculations were based on 32.0 million weighted average shares outstanding for the first six months of 2003 and 20.3 million weighted average shares outstanding for the comparable period of 2002.

Conference Call Information and Forward-Looking Statements

The company will host a conference call today with interested parties beginning at 8:00 a.m. PDT to review the results of operations for the second quarter of 2003. Discussions during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s revenues, margins, operating expenses, distribution arrangements, clinical studies, regulatory status and financial position, and comments the company may make about its future in response to questions from participants on the conference call. The conference call may be heard by any interested party through a live audio Internet broadcast at www.companyboardroom.com. For those unable to listen to the live broadcast, a playback of the webcast will be available at www.companyboardroom.com for one year.

About Micro Therapeutics, Inc.

Micro Therapeutics develops, manufactures and markets minimally invasive medical devices for the diagnosis and treatment of vascular disease. MTI’s liquid embolic product, Onyx®, and the Sapphire family of embolic coils have been developed for use in the treatment of cerebral vascular conditions that, if left untreated, can lead to stroke. Onyx currently is sold throughout Europe, and is proceeding through regulatory processes in the United States. The Sapphire coils also are currently being sold throughout Europe, and recently received commercial clearance in the United States. MTI markets more than 225 medical devices and micro catheter products serving the neurovascular and peripheral vascular markets.

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties relate, but are not limited, to, in no particular order: effectiveness and pace of current and future product development, success of clinical testing, regulatory approval, product demand and market acceptance, and the impact of competitive products and pricing. More detailed information on these and additional factors which could affect Micro

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Micro Therapeutics, Inc.

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Therapeutics, Inc.’s operating and financial results are described in the company’s Forms 10-QSB, 10-KSB, and other reports, filed or to be filed with the Securities and Exchange Commission. Micro Therapeutics, Inc. urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, Micro Therapeutics, Inc. undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

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FINANCIAL TABLES TO FOLLOW

MICRO THERAPEUTICS, INC.

Statement of Operations Data

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net sales	$5,562,000	$3,287,000	$10,735,000	$5,972,000
Cost of sales	2,070,000	1,340,000	3,985,000	2,494,000

Gross profit	3,492,000	1,947,000	6,750,000	3,478,000

Operating expenses
Research & development	5,335,000	3,447,000	9,946,000	5,695,000
Selling, general & administrative	6,370,000	4,827,000	11,624,000	7,865,000

Total operating expenses	11,705,000	8,274,000	21,570,000	13,560,000

Loss from operations	(8,213,000)	(6,327,000)	(14,820,000)	(10,082,000)
Other income (expense)
Stock issuance expenses	(600,000)	—	(600,000)	—
Gain on sale of investment	6,984,000	7,386,000	14,700,000	7,386,000
Other income, net	(14,000)	265,000	(84,000)	428,000

Total other income	6,370,000	7,651,000	14,016,000	7,814,000

Income (loss) before taxes	(1,843,000)	1,324,000	(804,000)	(2,268,000)
Income tax expense	—	—	2,000	2,000

Net income (loss)	(1,843,000)	1,324,000	(806,000)	(2,270,000)

Other comprehensive loss
Foreign currency translation loss	(3,000)	—	(141,000)	—

Total other comprehensive loss	(3,000)	—	(141,000)	—

Comprehensive income (loss)	($1,846,000)	$1,324,000	($947,000)	($2,270,000)

Per share information
Net income (loss) available to common stockholders	($1,843,000)	$1,324,000	($806,000)	($2,270,000)
Net income (loss) per share
Basic	($0.05)	$0.07	($0.03)	($0.11)
Diluted	($0.05)	$0.06	($0.03)	($0.11)
Shares used in computation of net income (loss) per share
Basic	34,842,000	20,351,000	31,983,000	20,312,000
Diluted	34,842,000	20,471,000	31,983,000	20,312,000

Selected Balance Sheet Data

(unaudited)

	June 30,
	2003	2002
Cash and cash equivalents	$11,982,000	$27,241,000
Working capital	$15,423,000	$32,059,000
Total assets	$52,873,000	$39,091,000
Accumulated deficit	($96,784,000)	($75,504,000)
Total stockholders’ equity	$42,905,000	$34,984,000

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MICRO THERAPEUTICS, INC.

Revenues by Segment

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Product Segments
Embolic products	$1,700,000	$708,000	$3,616,000	$1,187,000
Neuro access products	3,125,000	1,910,000	5,723,000	3,391,000
Peripheral blood clot therapy and other	737,000	669,000	1,396,000	1,394,000

Total net sales	$5,562,000	$3,287,000	$10,735,000	$5,972,000

Geographic Segments
United States	$1,753,000	$1,504,000	$3,608,000	$3,050,000
International	3,809,000	1,783,000	7,127,000	2,922,000

Total net sales	$5,562,000	$3,287,000	$10,735,000	$5,972,000